Exhibit 99.2

FOR IMMEDIATE RELEASE	CONTACT:
Nick Hengst, Investor Relations Manager
+1.414.906.7356
nicholas.hengst@manpowergroup.com

ManpowerGroup Declares $1.36 Dividend

MILWAUKEE (November 11, 2022)–The Board of Directors of ManpowerGroup (NYSE: MAN) has declared a semi-annual dividend of $1.36 per share, payable on December 15, 2022 to shareholders of record as of the close of business on December 1, 2022.

Additional financial information about ManpowerGroup, including stock history and annual shareholder reports, can be found at http://investor.manpowergroup.com.

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ABOUT MANPOWERGROUP

ManpowerGroup® (NYSE: MAN), the leading global workforce solutions company, helps organizations transform in a fast-changing world of work by sourcing, assessing, developing and managing the talent that enables them to win. We develop innovative solutions for hundreds of thousands of organizations every year, providing them with skilled talent while finding meaningful, sustainable employment for millions of people across a wide range of industries and skills. Our expert family of brands – Manpower, Experis and Talent Solutions – creates substantially more value for candidates and clients across more than 75 countries and territories and has done so for over 70 years. We are recognized consistently for our diversity - as a best place to work for Women, Inclusion, Equality and Disability and in 2022 ManpowerGroup was named one of the World's Most Ethical Companies for the 13th year - all confirming our position as the brand of choice for in-demand talent. For more information, visit www.manpowergroup.com.